Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – February 11, 2004

DATALINK CORPORATION REPORTS 2003 FOURTH-QUARTER AND FULL-YEAR
OPERATING RESULTS

Company achieves sequential growth in revenues and improved operating results from third quarter

Live Webcast of Conference Call at 9:30 AM Central Time today, February 11, 2004

MINNEAPOLIS – February 11, 2004 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended December 31, 2003, were $21.1 million compared to $21.8 million in the prior year.  The Company reported a net loss of $2.1 million, or $.20 per diluted share compared to a net loss of $1.9 million, or $.19 per diluted share in the same quarter a year ago. The net loss for the quarter includes restructuring charges of $1.8 million. Without the restructuring charges, the company’s loss from operations in the current quarter would have been $624,000.  In the year ago quarter, the Company’s loss from operations was $521,000.

For the twelve months ended December 31, 2003 revenues increased 5 percent totaling $91.1 million, versus $86.5 million generated in the comparable 2002 period. Datalink’s net loss was $5.2 million, or $.50 per diluted share compared to a net loss of $5.4 million or $.56 per diluted share in the prior year. The net loss for the year includes restructuring charges of $2.1 million. Without the restructuring charges, the company’s loss from operations would have been $3.4 million. In the prior year the company had an operating loss of $6.2 million.

Greg Meland, Datalink’s CEO, commented, “We ended 2003 with solid accomplishments and renewed momentum for growth. Datalink’s accomplishments include:

•                  6 percent sequential revenue growth from the third quarter of 2003 to the fourth;

•                  A 70 percent reduction in operating losses before restructuring charges from the third quarter;

•                  Successfully reducing fixed costs;

•                  Maintaining a strong balance sheet with $12.6 million in cash and no funded debt.

Our achievements during the quarter were accomplished as we worked through a significant restructure event at the start of the quarter. As was previously announced, in an effort to return the Company to profitability more quickly we reduced our staff by approximately 16% and closed four underperforming offices. As a result of these changes Datalink incurred a charge of $1.8 million during the fourth quarter.”

Meland further noted, “We are clearly reaping the benefits from the cost reduction and restructuring steps we took. Costs have declined significantly, productivity has increased and we have a more focused, employee driven organization.

 “Datalink remains a national leader in delivering data storage solutions. We are encouraged by the gradual strengthening we see in the demand for networked storage solutions from our customers. We are focused on emerging technologies that generate high value returns for our customers while differentiating Datalink from its competition. We are committed to providing our shareholders with the returns they expect.” concluded Meland.

The Company recognized a $276,000 tax benefit in the fourth quarter reflecting a larger income tax refund than originally estimated. Related to losses generated in 2003, Datalink did not record any tax benefit on operating losses. The tax benefit of the company’s operating losses may be realized in the future when Datalink has taxable income.

The Company declined to give future earning guidance at this time.

Webcast

A live Webcast of the Datalink conference call to discuss operating results is scheduled for today, February 11, 2004 at 9:30 a.m. Central Time and can be heard via Datalink’s Website, www.datalink.com.

Datalink Corporation is an information storage architect. The Company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated first quarter 2004 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. The Company also cannot assure that its recent cost reduction initiatives and management changes will lead to profitability.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Dan Kinsella
Investor Relations Coordinator		Vice President Finance and Chief Financial Officer
Phone:	952-279-4794	Phone: 952-944-3462
Fax:	952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Net sales:
Products	$13,801	$14,339	$61,350	$58,492
Services	7,272	7,500	29,787	28,008
Total net sales	21,073	21,839	91,137	86,500

Cost of sales:
Cost of product sales	10,877	10,836	47,477	44,776
Cost of service sales	4,891	5,222	20,198	20,000
Total cost of sales	15,768	16,058	67,675	64,776
Gross profit	5,305	5,781	23,462	21,724
Operating expenses:
Sales and marketing	2,112	2,693	10,985	11,481
General and administrative	2,780	2,409	10,960	10,354
Engineering	929	805	4,220	4,954
Restructuring charges	1,772	—	2,078	—
Amortization of intangibles	108	395	724	1,088
	7,701	6,302	28,967	27,877
Loss from operations	(2,396)	(521)	(5,505)	(6,153)

Interest income, net	17	27	74	117
Loss before income taxes	(2,379)	(494)	(5,431)	(6,036)
Income tax (benefit) expense	(276)	1,433	(276)	(618)
Net loss	$(2,103)	$(1,927)	$(5,155)	$(5,418)

Net loss per share:
Basic	$(0.20)	$(0.19)	$(0.50)	$(0.56)
Diluted	$(0.20)	$(0.19)	$(0.50)	$(0.56)
Weighted average shares outstanding:
Basic	10,359	10,202	10,333	9,687
Diluted	10,359	10,202	10,333	9,687

DATALINK CORPORATION

BALANCE SHEETS
(In thousands)

	December 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$12,565	$10,334
Accounts receivable, net	8,541	12,419
Inventories	1,969	2,410
Inventories shipped but not installed	2,160	4,059
Income tax receivable	—	1,952
Other current assets	329	401
Total current assets	25,564	31,575
Property and equipment, net	4,500	5,506
Goodwill	5,500	5,500
Intangibles, net	485	2,135
Other assets	45	69
Total assets	$36,094	$44,785

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,139	$13,667
Accrued commissions	475	818
Accrued income tax	72	—
Accrued sales and use tax	350	496
Accrued expenses, other	837	683
Deferred profit	2,203	2,434
Total current liabilities	14,076	18,098
Deferred rent	522	341
Total liabilities	14,598	18,439

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,241,963 and 10,206,699 shares issued and outstanding as of December 31, 2003 and December 31, 2002, respectively	10	10
Additional paid-in capital	26,158	25,854
Retained earnings (accumulated deficit)	(4,672)	482
Total stockholders’ equity	21,496	26,346
Total liabilities and stockholders’ equity	$36,094	$44,785

DATALINK CORPORATION

STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2003	2002

Cash flows from operating activities:
Net loss	$(5,154)	$(5,418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debts	90	77
Depreciation and amortization	2,092	1,981
Amortization of intangibles	724	1,088
Impairment of customer base intangible	926
Deferred income taxes	—	273
Valuation allowance for deferred income taxes	—	1,609
Deferred rent	181	72
Stock compensation expense	111	118
Loss on sale of assets	10	—
Changes in operating assets and liabilities:
Accounts receivable	3,788	2,631
Inventories	2,340	338
Other current assets	2,024	(112)
Other assets	24	162
Accounts payable	(3,528)	(1,543)
Accrued expenses	(117)	(184)
Income taxes	(146)	(342)
Deferred profit	(231)	144
Net cash provided by operating activities	3,134	894

Cash flows from investing activities:
Purchase of property and equipment	(1,096)	(1,146)
Net cash used in investing activities	(1,096)	(1,146)

Cash flows from financing activities:
Proceeds from issuance of common stock	193	5,444
Payments on note payable to former stockholder	—	(704)
Net cash provided by financing activities	193	4,740

Increase in cash and cash equivalents	2,231	4,488
Cash and cash equivalents, beginning of period	10,334	5,846
Cash and cash equivalents, end of period	$12,565	$10,334